UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2005

Lone Star Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12881	75-2085454
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

15660 North Dallas Parkway,

Suite 500

Dallas, Texas  75248

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code:  (972) 770-6401

Not applicable

(Former name or former address, if changed since last report)

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into Material Definitive Agreement

Effective December 30, 2005, the Board of Directors of Lone Star Technologies, Inc. (“Lone Star”) adopted the Lone Star Phantom Stock Deferred Compensation Plan (the “Plan”).

Under the Plan, a non-employee director of Lone Star entitled to receive compensation for serving on Lone Star’s Board of Directors may elect to have his compensation earned during a calendar year deferred by providing a required notice and executing a deferred compensation agreement containing such terms and conditions not inconsistent with the Plan as Lone Star deems appropriate.  The Board of Directors may permit a newly-elected or appointed non-employee director to elect to defer compensation earned during the balance of the calendar year in which such director is first elected or appointed, provided that such deferral election is made within thirty days after the date of such election or appointment and applies only to compensation earned after the date of the deferral election.

Lone Star will establish a bookkeeping account in the name of each director who elects to defer compensation under the Plan.  As of the end of each calendar quarter with respect to which a director’s compensation is deferred, the director’s account will be credited with a number of deferred compensation units (“Units”) equal to the quotient of the director’s compensation for the quarter (including Board of Directors and committee meeting fees) divided by the closing price per share of Lone Star’s common stock as of such date (if such stock was traded on such date, but if not, then the closing price per share of such stock as of the next preceding date such stock was traded).  If Lone Star effects a split of its shares of common stock or pays a dividend in the form of shares of Lone Star’s common stock, or if the outstanding shares of Lone Star’s common stock are combined into a smaller number of shares, the Units then credited to a director’s account shall be increased or decreased to reflect proportionately the increase or decrease in the number of outstanding shares of Lone Star’s common stock resulting from such split, dividend or combination.  In the event of a dividend on or reclassification of shares of Lone Star’s common stock not covered by the foregoing, or in the event of the liquidation or reorganization of Lone Star, the Board of Directors will make such adjustments, if any, to the directors’ accounts as the Board of Directors may deem appropriate.  For purposes of the Plan, the value of a director’s deferral account as of any date will be an amount equal to the product of the number of Units credited to such director’s account and the closing price per share of Lone Star’s common stock on such date (if such stock was traded on such date, but if not, then the closing price per share of such stock as of the next preceding date such stock was traded).

A director’s deferral election for each year beginning after December 31, 2005 may include an election of the date payment of the deferral account for that year will be made or begin and the manner in which payment of such account will be made.  The date payment of the deferral account will be made or begin shall be more than six months following the date of the director’s deferral election.  With respect to years ending before January 1, 2006, and, if and to the extent the time and manner of payment is not specified in a director’s deferral election for a year beginning after December 31, 2005, the director will be deemed to have elected to receive his deferral account for such year in the form of a lump sum cash payment at or as soon as practicable after the end of the calendar quarter in which the director ceases to be a member of the Board of Directors.  A director may, with the approval of the Board of Directors, make prospective changes to the director’s payment election or deemed payment election, subject to the timing and other requirements applicable to subsequent deferral elections under Section 409A of the Internal Revenue Code of 1986, including any applicable transition rules with respect to pre-2007 deferrals.  Unless Lone Star determines otherwise, (i) the available forms of payment include a lump sum distribution and the payment of equal quarterly or less frequent installments over a period not exceeding ten years, subject to acceleration due to death, change in control or other acceleration event permitted by Lone Star and Section 409A of the Internal Revenue Code and (ii) payment will be made or begin on the earlier of the date elected by the director or the date on which the director ceases to be a member of the Board of Directors, subject to acceleration as described above.

Lone Star intends that the Plan will comply with the deferral and payment requirements of Section 409A of the Internal Revenue Code.  The Plan will be construed and applied accordingly.  Unless the Board of Directors determines otherwise, the Plan will be administered by the Board of Directors.

The Board of Directors may at any time modify or terminate the Plan, except that the Board of Directors may not impair any deferrals of compensation already made under the Plan.  Subject to the provisions of the Plan and applicable law, Lone Star may permit the amendment of outstanding deferred compensation agreements at any time and from time to time.

The foregoing is qualified by reference to the Plan, which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(a)                                  Financial Statements of Business Acquired.

Not applicable.

(b)                                  Pro Forma Financial Information.

Not applicable.

(c)                                  Exhibits.

Exhibit Number	Exhibit Title
10.1	Lone Star Phantom Stock Deferred Compensation Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LONE STAR TECHNOLOGIES, INC.

	By:	/s/ Robert F. Spears
Robert F. Spears,
Vice President, General Counsel and Secretary

Date:	January 3, 2006

EXHIBIT INDEX

Exhibit Number	Exhibit Title
10.1	Lone Star Phantom Stock Deferred Compensation Plan